NEWS                  Contact                   Frontier Airlines, Inc.
                      Joe Hodas                 Frontier Center One
                      Frontier Airlines         7001 Tower Road
                      720-374-4504              Denver, CO (80249)
                      jhodas@flyfrontier.com    P 720.374.4200  F (720.374.4375)
                                                frontierairlines.com


FOR IMMEDIATE RELEASE

Frontier Airlines President and CEO Jeff Potter to Step Down On September 6, 2007 Long-Time Frontier Leader to Remain Member of Frontier Board of Directors

DENVER (August 2, 2007) - Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today announced that its President and Chief Executive Officer, Jeff Potter, will resign to accept a new position outside of the airline industry. Potter has been Frontier's President and CEO since April 2002 and has been with Frontier in various capacities since 1995. Potter's new position will be announced next week and his resignation will be effective after Frontier's annual stockholders meeting on September 6, 2007. The Frontier Board of Directors has commenced a search for his successor.

"Jeff has been a consummate leader and visionary since he joined Frontier in 1995 as Vice President of Marketing," said Frontier's Chairman of the Board, Sam Addoms. "Jeff's long list of successes at Frontier is due to a rare combination of sharp business acumen and tremendous people skills. It is that combination that has driven Frontier's growth and success for over a decade and has cemented his status as a leader who is universally respected by his peers, his executive team and the 5,500 employees of Frontier. We wish Jeff the best of luck in his new endeavor, and while he certainly will be missed by the entire Company, we are fortunate that we'll retain his leadership and direction as a member of our board."

Potter originally joined Frontier in 1995 as vice president of marketing. For five years he oversaw all aspects of the airline's pricing, scheduling, planning, revenue management, sales, distribution and branding efforts. In May 2000, Potter accepted the position of president and chief executive officer with Kansas City, MO-based Vanguard Airlines. He spent one year with that airline, then returned to Frontier in May 2001, as chief operating officer. He was named Frontier's president in August 2001 and chief executive officer in April 2002.

"While there is never a 'right time' to leave an organization that you care about as deeply as I do Frontier, I am proud that I am leaving a very healthy company at the dawn of what I firmly believe will be the most exciting phase of its growth," said Mr. Potter. "The hardest part of my decision to leave was recognizing all of the tremendously talented and passionate employees and co-workers that I will miss at Frontier. However, the success and strength of our Company certainly does not rest on the shoulders of one person. Rather, the efforts of those very same 5,500 employees and co-workers and a deeply talented, cohesive management team, will take Frontier to new heights in the future. My thanks go to Sam and the board, as well as the executive team at Frontier, for their on-going guidance and support. I look forward to remaining a part of the Frontier family for a long time to come as a board member and to celebrating many more Frontier successes in the future."

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About Frontier Airlines Holdings, Inc.
Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 60 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Horizon and Republic Airlines, Frontier offers routes linking its Denver hub to 58 destinations including 49 U.S. cities in 30 states spanning the nation from coast to coast, seven cities in Mexico and two cities in Canada. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December 2006, Frontier was designated "Best Low Cost Carrier" in the U.S. by the readers of Business Traveler magazine. Frontier's maintenance department has received the Federal Aviation Administration (FAA) Diamond Award recognizing its advanced training standards for eight consecutive years, from 1999 to 2006. For more in-depth information on Frontier Airlines, please visit its Web site at http://www.frontierairlines.com/.

Legal Notice Regarding Forward-Looking Statements Statements contained in this press release that are not historical facts, including certain statements by Messrs. Potter and Addoms regarding future expectations for the Company, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. These risks and uncertainties are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2007. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, http://www.frontierairlines.com/.